                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            ROUGE INDUSTRIES, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)
                            ROUGE INDUSTRIES, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                             ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

                               ------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1998
                               ------------------

TO THE STOCKHOLDERS OF
  ROUGE INDUSTRIES, INC.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Rouge Industries, Inc. (the "Company") will be held at the Gate 2 Training Center, Rouge Steel Company, 3001 Miller Road, Dearborn, Michigan 48121, on Thursday, May 7, 1998 at 10:00 A.M. for the following purposes:

       1. To elect two (2) members of the Board of Directors to serve until the 2001 annual meeting of stockholders or until their successors have been duly elected and shall have qualified;

       2. To consider and act upon a proposal to adopt the 1998 Stock Incentive Plan;

       3. To ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and

       4. To consider and act upon such other business as may properly come before the Annual Meeting.

     Only stockholders of record of each of the classes of the Company's common stock at the close of business on March 11, 1998 will be entitled to vote at the Annual Meeting.

     PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                          MARTIN SZYMANSKI
                                          MARTIN SZYMANSKI
                                          Secretary

Dated: March 27, 1998

                             ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

                               ------------------
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1998
--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

     This Proxy Statement is being mailed to the stockholders of ROUGE INDUSTRIES, INC. (the "Company") on or about March 27, 1998 in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Gate 2 Training Center, Rouge Steel Company, 3001 Miller Road, Dearborn, Michigan 48121, on Thursday, May 7, 1998 at 10:00 A.M. The Meeting has been called for the following purposes: (i) to elect two (2) Class I directors to serve as directors until the 2001 annual meeting of stockholders; (ii) to consider and act upon a proposal to adopt the 1998 Stock Incentive Plan; (iii) to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and (iv) to consider and act upon such other business as may properly come before the Meeting.

                           PROXIES AND VOTING RIGHTS
--------------------------------------------------------------------------------

     The voting securities of the Company outstanding on March 11, 1998 consisted of 14,438,136 shares of class A common stock, par value $0.01 per share (the "Class A Common Stock"), each entitling the holder thereof to one vote per share, and 7,562,400 shares of class B common stock, par value $0.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), each entitling the holder thereof to 2.5 votes per share. Only stockholders of record at the close of business on March 11, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the voting interest of the outstanding shares of Common Stock entitled to vote is required to be present in person or by proxy to constitute a quorum and permit the Meeting to be held.

     The enclosed proxy is being solicited by the Board of Directors of the Company in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Meeting, whether or not the stockholder attends in person. Shares cannot be voted at the Meeting unless the owner of record is present to vote or is represented by a proxy. When the enclosed proxy is properly signed, dated and returned, the shares represented by such proxy will be voted by the persons named as proxies in accordance with the stockholder's directions. Except as otherwise specified in the proxy, shares will be voted for the election of the nominees for Class I director named herein, for the adoption of the 1998 Stock Incentive Plan, for the ratification of Price Waterhouse LLP as independent accountants for the fiscal year ending December 31, 1998 and for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the proxy. Any person who has signed and returned a proxy may revoke it at any time before it is exercised by submitting a subsequently executed proxy, by giving notice of revocation to the Secretary of the Company or by voting in person at the Meeting. All classes of Common Stock will vote together as a single class on all matters presented for consideration at the Meeting. Directors are elected by a plurality, and independent accountants by a majority, of the votes of the shares present in person or represented by proxy and entitled to vote.

Abstentions and broker non-votes will not be counted in determining the number of shares voted for or against any nominee for director, the approval of the selection of independent auditors or any other voting matter. They are, however, counted in determining the presence of a quorum. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions will have authority to vote on all proposals described in this Proxy Statement.

                               SECURITY OWNERSHIP
--------------------------------------------------------------------------------

     The following table sets forth, as of December 31, 1997, information concerning ownership of the Common Stock outstanding by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director and nominee for election as a director, (iii) each of the five most highly compensated executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, (a) each stockholder has sole voting power and sole dispositive power with respect to the indicated shares and (b) the address of each such person is c/o Rouge Industries, Inc., 3001 Miller Road, P.O. Box 1699, Dearborn, Michigan 48121-1699.

                                                              SHARES OF
                                                             COMMON STOCK                    PERCENT OF
             DIRECTORS, EXECUTIVE OFFICERS                   BENEFICIALLY                   TOTAL VOTING
                  AND 5% STOCKHOLDERS                           OWNED          PERCENT(1)      STOCK
             -----------------------------                   ------------      ----------   ------------
Carl L. Valdiserri(2)(3)(4)(8)..........................      7,369,739           33.5%         54.2%
Worthington Industries, Inc.(3)(5)......................      5,999,600           27.3          19.9
  1205 Dearborn Drive
  Columbus, Ohio 43085
Pioneering Management Corporation(6)....................      2,067,600            9.4           6.2
  60 State Street
  Boston, Massachusetts 02109
First Pacific Advisors(6)...............................      1,373,900            6.2           4.1
  11400 West Olympic, Suite 1200
  Los Angeles, California 90064
Donald J. Smith & Company, Inc.(6)......................      1,094,000            5.0           3.3
  15 Essex Road
  Paramus, New Jersey 07652
Dimensional Fund Advisors Inc.(7).......................        774,000            3.5           2.3
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Louis D. Camino(4)(8)...................................        217,994            1.0             *
Gary P. Latendresse(4)(8)...............................        118,828              *             *
Ronald J. Nock(4)(8)....................................         29,708              *             *
William E. Hornberger(4)(8).............................         75,347              *             *
Dominick C. Fanello(9)..................................            750              *             *
John E. Lobbia(9).......................................          8,458              *             *
Peter J. Pestillo(10)...................................          5,000              *             *
Clayton P. Shannon(9)...................................          8,458              *             *
All Directors and Executive Officers as a Group (13
  persons)(4)(8)(9).....................................      7,974,763           36.1%         55.9%

-------------------------
  *  Less than one percent.

 (1) Based on 21,990,619 total outstanding shares of Common Stock on December 31, 1997.

 (2) Mr. Valdiserri owns 7,140,400 shares of Class B Common Stock, which constitute 94.4% of the issued and outstanding shares of Class B Common Stock, and 229,339 shares of Class A Common Stock. Under the Company's Restated Certificate of Incorporation (the "Certificate"), the Class A Common Stock and the Class B Common Stock are entitled to the same rights and preferences, except with respect to voting power; the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to 2.5 votes per share. Accordingly, Mr. Valdiserri has the power to elect all the nominees for Class I director described herein as well as the entire Board of Directors of the Company. Pursuant to the voting arrangement contemplated in the Amended and Restated Stockholders Agreement (as defined under "Certain Relationships and Related Transactions -- The Amended and Restated Stockholders Agreement"), Mr. Valdiserri may be deemed to be the beneficial owner (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of all shares of Common Stock owned of record by Worthington Industries, Inc. ("Worthington"). Mr. Valdiserri disclaims such beneficial ownership. See "Certain Relationships and Related Transactions -- The Amended and Restated Stockholders Agreement."

 (3) The shares of Class B Common Stock are convertible into shares of Class A Common Stock (i) at any time in the discretion of the holder of such shares of Class B Common Stock or (ii) automatically upon the transfer of shares of Class B Common Stock to other than certain permitted transferees. The Certificate provides that upon death or permanent disability of Mr. Valdiserri or voluntary retirement of Mr. Valdiserri as Chairman of the Board of Directors of the Company, Mr. Valdiserri's shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. The conversion rate is one share of Class A Common Stock for each share of Class B Common Stock and is subject to adjustment in certain circumstances. Accordingly, as adjusted to reflect the conversion of such Class B Common Stock, Mr. Valdiserri owns beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) 7,369,739 shares of Class A Common Stock, representing approximately 34% of the 21,568,619 as adjusted shares of Class A Common Stock outstanding. However, if Worthington's 422,000 shares of Class B Common Stock are converted to Class A Common Stock, then, as adjusted to reflect such conversion, Mr. Valdiserri owns beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) 7,369,739 shares of Class A Common Stock, representing approximately 34% of the 21,990,619 as adjusted shares of Class A Common Stock outstanding.

 (4) The figures shown include shares of Class A Common Stock allocated to the accounts of participants under the Rouge Steel Company Savings Plan for Salaried Employees, as amended, (the "Savings Plan"). Shares of Class A Common Stock acquired by the Trustee, Putnam Fiduciary Trust Company, for purposes of the Savings Plan are allocated to the accounts of participants as of the end of each month. Participants are entitled to provide instructions as to the voting of the shares allocated to their accounts. Shares credited to the accounts of participants who do not provide voting instructions are voted proportionately in the same manner as the Trustee votes the aggregate of all shares of Common Stock with respect to which the Trustee has received voting instructions from participants.

 (5) Worthington owns 422,000 shares of Class B Common Stock, which constitute 6% of the issued and outstanding shares of Class B Common Stock, and 5,577,600 shares of Class A Common Stock which constitutes approximately 39% of the 14,428,219 shares of Class A Common Stock outstanding. Pursuant to the voting arrangement in the Amended and Restated Stockholders Agreement, Worthington may be deemed to be the beneficial owner (as that term is defined in Rule 13d-3 of the Exchange Act) of all shares of Class B Common Stock owned of record by Mr. Valdiserri. Worthington disclaims such beneficial ownership. See "Certain Relationships and Related Transactions -- The Amended and Restated Stockholders Agreement."

 (6) The information shown is derived from information set forth in the latest statements filed with the Securities and Exchange Commission with respect to ownership of Class A Common Stock. The percentage of Class A Common Stock owned by Pioneering Management Corporation, First Pacific Advisors and Donald J. Smith & Company, Inc. is 14.6%, 9.5% and 7.6%, respectively.

 (7) The information shown is derived from information set forth in the latest statement filed with the Securities and Exchange Commission with respect to Class A Common Stock. All shares of Class A Common Stock reported in such statement, which constitute 5.4% of the outstanding Class A Common Stock, are owned by advisory clients of Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such shares.

 (8) The shares indicated include 16,500, 12,500, 10,000 and 9,000 shares of Class A Common Stock that may be acquired by Messrs. Camino, Latendresse, Nock and Hornberger, respectively, upon exercise of stock options granted under the Rouge Steel Company Stock Incentive Plan (the "Stock Incentive Plan"). Mr. Valdiserri did not receive any stock options under the Stock Incentive Plan in 1995, 1996 or 1997.

 (9) The shares indicated include 250, 3,875 and 3,375 shares of Class A Common Stock that may be acquired by Messrs. Fanello, Lobbia and Shannon, respectively, upon exercise of stock options granted under the Rouge Steel Company Outside Director Equity Plan (the "ODEP").

(10) Mr. Pestillo has requested that he be excluded from participation in the ODEP and as a result he has not received any stock options under the ODEP.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation (the "Certificate") provides that the directors shall be divided into three classes: Class I, Class II and Class III, each class to consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. At each annual meeting of stockholders, the directors elected to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third annual meeting of stockholders after their election, or until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

     Pursuant to the provisions of the Amended and Restated By-Laws of the Company (the "By-Laws"), the number of directors constituting the board is not less than six and not more than nine.

     The current Class I directors are nominees for election this year for a three-year term expiring at the 2001 annual meeting of stockholders. Both of the nominees and all of the continuing Class II and Class III directors have previously been elected by the stockholders, with the exception of Mr. Dominick
C. Fanello, who was appointed to fill a Class II vacancy in 1996. Of the seven present directors, three are officers of the Company. The Nominating Committee may decide to seek a third Class I director and a third Class III director, but the Company does not anticipate that these directors will be selected prior to the Meeting. If any nominee shall be unable to serve, proxies may be voted for another person designated by the Board of Directors. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

     To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws. Those procedures require that written notice of the nomination be received by the Secretary of the Company 90 days prior to the date of the annual meeting of stockholders and contain certain information regarding the person or persons to be nominated and the stockholder giving such notice.

     Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below to serve as directors of the Company until the 2001 annual meeting of stockholders of the Company or until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting.

     Set forth as follows is information with respect to each nominee and each continuing director.

NOMINEES FOR CLASS I DIRECTORS -- TERMS EXPIRE IN 2001

                                                   PRINCIPAL OCCUPATION
                                                 FOR THE PAST FIVE YEARS                   FIRST YEAR
NAME AND AGE                                 AND CURRENT PUBLIC DIRECTORSHIPS           BECAME A DIRECTOR
----------------------------------    ----------------------------------------------    -----------------
Louis D. Camino (60)..............    Mr. Camino has served as President and Chief            1990
                                      Operating Officer of the Company since 1990.
                                      Mr. Camino was Vice President of Operations
                                      for Acme Steel Company from 1986 to 1990. Mr.
                                      Camino began his career with Jones and
                                      Laughlin Steel Corporation as a supervisor in
                                      1960, and has 37 years of experience in the
                                      steel manufacturing industry.
Peter J. Pestillo (60)............    Mr. Pestillo is Executive Vice President,               1990
                                      Corporate Relations at Ford Motor Company. Mr.
                                      Pestillo joined Ford in 1980, and his
                                      responsibilities since that time have included
                                      employee and labor relations and governmental
                                      affairs. Mr. Pestillo represents Ford as a
                                      director of Park Ridge Corporation, the parent
                                      of Hertz Corporation.

CONTINUING CLASS II DIRECTORS -- TERMS EXPIRE IN 1999

                                                 PRINCIPAL OCCUPATION
                                               FOR THE PAST FIVE YEARS                   FIRST YEAR
           NAME AND AGE                    AND CURRENT PUBLIC DIRECTORSHIPS           BECAME A DIRECTOR
----------------------------------  ----------------------------------------------    -----------------
Gary P. Latendresse (54)..........  Mr. Latendresse has been Executive Vice                 1992
                                    President and Chief Financial Officer of the
                                    Company since January 1998. He was Vice
                                    President and Chief Financial Officer from
                                    1992 to 1998 and Vice President, Finance and
                                    Controller from 1987 until 1992. Mr.
                                    Latendresse has held various financial
                                    positions with the Company and Ford Motor
                                    Company for the past 29 years. Mr. Latendresse
                                    has 29 years of experience in the steel
                                    manufacturing industry. Mr. Latendresse is
                                    also the Treasurer and Assistant Secretary of
                                    the Company.
Dominick C. Fanello (76)..........  Mr. Fanello has been a director of Shiloh               1996
                                    Industries, Inc. ("Shiloh") since 1992 and
                                    currently serves as Vice Chairman. Mr. Fanello
                                    was the founder of Shiloh Corporation in 1954
                                    and has held various executive positions with
                                    Shiloh Corporation and Shiloh for the past 44
                                    years. Mr. Fanello resigned his position as
                                    the Chief Executive Officer and Chairman of
                                    the Board of Shiloh in 1995 and 1996,
                                    respectively. Mr. Fanello also serves as a
                                    director of Park National Bank (Newark, Ohio).

                                                 PRINCIPAL OCCUPATION
                                               FOR THE PAST FIVE YEARS                   FIRST YEAR
NAME AND AGE                               AND CURRENT PUBLIC DIRECTORSHIPS           BECAME A DIRECTOR
----------------------------------  ----------------------------------------------    -----------------
John E. Lobbia (56)...............  Mr. Lobbia has been Chairman and Chief                  1990
                                    Executive Officer at DTE Energy Company, since
                                    January 1996. Mr. Lobbia served as Chairman
                                    and Chief Executive Officer of Detroit Edison
                                    Company from March 1994 to January 1996, as
                                    Chairman, President and Chief Executive
                                    Officer from 1990 to February 1994, and as
                                    President and Chief Operating Officer from
                                    1988 to 1990. Mr. Lobbia has worked directly
                                    with many of the Detroit area's industrial
                                    concerns and has, during his career, had
                                    extensive experience with steel manufacturing
                                    customers at DTE Energy. Mr. Lobbia has also
                                    been a director of NBD Bank, N.A. since July
                                    1988.

CONTINUING CLASS III DIRECTORS -- TERMS TO EXPIRE IN 2000

                                                 PRINCIPAL OCCUPATION
                                               FOR THE PAST FIVE YEARS                   FIRST YEAR
NAME AND AGE                               AND CURRENT PUBLIC DIRECTORSHIPS           BECAME A DIRECTOR
----------------------------------  ----------------------------------------------    -----------------
Carl L. Valdiserri (61)...........  Mr. Valdiserri has been Chairman and Chief              1989
                                    Executive Officer of the Company since 1989.
                                    From 1987 until 1989 he was an independent
                                    consultant regarding the steel industry,
                                    principally to The Chase Manhattan Bank, N.A.
                                    From 1982 until 1987, Mr. Valdiserri was
                                    Executive Vice President of Weirton Steel
                                    Corporation. Mr. Valdiserri joined the Weirton
                                    Division of National Steel Corporation in
                                    1978. He was Chief Engineer in the Great Lakes
                                    Division of National Steel Corporation from
                                    1973 to 1978 and held various other
                                    engineering positions from 1964 to 1972. He
                                    began his career with Wheeling-Pittsburgh
                                    Steel Corporation in 1958. Mr. Valdiserri has
                                    39 years of experience in the steel
                                    manufacturing industry. Mr. Valdiserri is also
                                    a director of Champion Enterprises, Inc.
Clayton P. Shannon (63)...........  Mr. Shannon was Senior Vice President, Finance          1990
                                    and Chief Financial Officer at Calgon Carbon
                                    Corporation until his retirement in 1995.
                                    Prior to joining Calgon Carbon in 1985, Mr.
                                    Shannon served as Treasurer of National
                                    Intergroup, Inc., the former parent company of
                                    National Steel Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS AND COMMITTEES

     The Board of Directors met or took action by unanimous written consent on eight occasions during the fiscal year ended December 31, 1997. There are five committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Employee Indemnification Committee. The members of the Executive Committee are Carl L. Valdiserri (Chairman), John E. Lobbia and Peter J. Pestillo. The Executive Committee took action by unanimous written consent once during the fiscal year ended December 31, 1997. The Executive Committee possesses and exercises all the power and authority of the Board of Directors in the management and direction of the business and affairs of the Company, except as limited by law. The members of the Audit Committee are Clayton P. Shannon (Chairman), Dominick C. Fanello and John E. Lobbia. The Audit Committee met on three occasions during the fiscal year ended December 31, 1997. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them and reviews related party transactions and certain other matters. The members of the Compensation Committee are John E. Lobbia (Chairman), Dominick C. Fanello and Peter J. Pestillo. The Compensation Committee met or took action by unanimous written consent on three occasions during the fiscal year ended December 31, 1997. The Compensation Committee establishes general compensation policies and reviews and determines salaries and incentive compensation for executive officers of the Company. The members of the Nominating Committee are Carl L. Valdiserri (Chairman), Peter J. Pestillo and Clayton P. Shannon. The Nominating Committee took action by unanimous written consent on one occasion during the fiscal year ended December 31, 1997. The Nominating Committee recommends nominees to the Board of Directors of the Company. For information regarding the Nominating Committee's consideration of nominees recommended to the Company's stockholders, see "-- Election of Directors" above. The members of the Employee Indemnification Committee are Carl L. Valdiserri (Chairman), Louis D. Camino and Gary P. Latendresse. The Employee Indemnification Committee was not required to take any action during the fiscal year ended December 31, 1997. The Employee Indemnification Committee determines whether to indemnify employees of the Company (other than officers and directors of the Company) against liabilities and claims arising out of employment with the Company.

COMPENSATION OF DIRECTORS

     General. Directors of the Company who are employees of the Company do not receive any compensation for being directors. Each director of the Company who is not an employee of the Company is entitled to receive (i) an annual director's fee of $15,000, payable in quarterly installments, (ii) $1,000 for attendance at each meeting of the Board of Directors, (iii) $500 for attendance at each meeting of a standing committee of which he is a member, but not the chairman, that is held in conjunction with any annual, regular or special meeting of the Board of Directors and $1,000 for attendance at each such committee meeting that is not held in conjunction with any annual, regular or special meeting of the Board of Directors, and (iv) $1,000 for chairing each meeting of a standing committee of which he is the chairman that is held in conjunction with any annual, regular or special meeting of the Board of Directors and $1,500 for chairing each such committee meeting that is not held in conjunction with any annual, regular or special meeting of the Board of Directors. Mr. Pestillo has elected to waive any of the above described fees and expense reimbursements in return for his services as director. Each director who is not an employee of the Company also is entitled to be reimbursed for expenses incurred in connection with the business and affairs of the Company.

     Outside Director Equity Plan. The Company's Outside Director Equity Plan ("ODEP") provides for the granting of stock awards and stock options to Eligible Directors. An "Eligible Director" is a member of the Board of Directors who is not an employee of the Company or an affiliate of the Company (an "Outside Director"), except that an Eligible Director who is an employee of an entity that is an affiliate of the Company other than by virtue of the Company's control of such entity may participate in the ODEP if such director is otherwise an Outside Director and participated in no equity-based plan (other than the ODEP) of the Company or any subsidiary thereof. The ODEP also provides, under certain circumstances, that Eligible Directors may elect to receive all or a portion of their retainer in the form of Class A Common Stock.

     The ODEP provides for the issuance of up to 100,000 shares of Class A Common Stock. The shares of Class A Common Stock available under the ODEP are offered and issued directly by the Company. No fees or commissions are charged by the Company in connection with stock awards and stock options under the ODEP.

     Under the terms of the ODEP, as of the date of each annual meeting of the Company's stockholders, each Eligible Director is entitled to receive an option to purchase shares of Class A Common Stock, pursuant to the formula set forth below, unless such director was elected, appointed or otherwise becomes an Eligible Director during the 60-day period prior to the Annual Meeting in any year, in which case such Eligible Director will not receive any options with respect to that Annual Meeting. In addition, each Eligible Director receiving options with respect to an Annual Meeting must continue to serve as a director of the Company after such Annual Meeting. The number of shares of Class A Common Stock subject to an option is based on income before income taxes (as reported in the Company's Consolidated Statement of Operations with certain adjustments) that meets certain targeted percentages of sales for the Company's most recently completed calendar year ("Annual Return on Sales") as follows:

ANNUAL RETURN ON SALES            NUMBER OF SHARES
----------------------            ----------------
    0 to 2.3%                               0
   2.3 to 4.6%                            500
   4.6 to 6.9%                          1,000
  6.9% and above                        1,500

     At Mr. Pestillo's request, he has been excluded from participation in the ODEP until further notice. As of March 11, 1998, Mr. Pestillo had not requested that the Company include him in the ODEP. Under the ODEP, in 1997, Messrs. Fanello, Lobbia and Shannon were each granted options to purchase 500 shares of Class A Common Stock. Except for the options described above, no options have been granted under the ODEP in 1997.

     Under the ODEP, 25% of the options granted are exercisable on the date the options are granted, and assuming the director remains a member of the Board, an additional 25% of the options become exercisable each succeeding December 31. The exercise price may be paid, in whole or in part, (i) in cash; (ii) in whole shares of Class A Common Stock, valued at their then Fair Market Value (as defined in the ODEP); (iii) pursuant to an irrevocable election (applicable to all exercises thereafter) six months in advance of such exercise to satisfy the exercise price through the withholding of shares issuable upon exercise of the option; or (iv) by a combination of such methods of payment. The Company may enter into any arrangement permitted under applicable laws (but only to the extent permitted under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to facilitate the "cashless" exercise of any option.

     Generally, an option may be exercised by an Eligible Director during the period that director remains a member of the Board of Directors and for a period of five years following retirement. However, only those options exercisable at the date of retirement may be exercised during the period following retirement and in no event will the options be exercisable more than ten years after the date of the grant. In the event of the death of an Eligible Director, the options shall be exercisable only within the 12 months next succeeding the date of death. However, only those options exercisable at the date of the Eligible Director's death may be exercised during the period following death and in no event shall the options be exercisable more than ten years after the date of grant.

     Shares of Class A Common Stock received pursuant to the exercise of options granted under the ODEP are not transferable until six months have elapsed from the date of the grant of such options. The exercise price of each option is 100% of the Fair Market Value of the Class A Common Stock subject to an option on the date the option is granted.

     On the last day of the month immediately following each calendar quarter, each Eligible Director is entitled to receive a stock award under the ODEP. The number of shares of Class A Common Stock awarded are based on income before income taxes (as reported in the Company's Consolidated Statement of Operations with certain adjustments) that meets certain targeted percentages of sales for the Company's most recently completed calendar quarter ("Quarterly Return on Sales") as follows:

QUARTERLY RETURN ON SALES            NUMBER OF SHARES
-------------------------            ----------------
     0 to 2.3%                                 0
    2.3 to 4.6%                               83
    4.6 to 6.9%                              167
  6.9% and above                             250

     Under the ODEP, in 1997, Messrs. Fanello, Lobbia and Shannon were each awarded 333 shares of Class A Common Stock. The awards were made at 100% of the Fair Market Value of the Class A Common Stock on the dates the shares were awarded.

     An Eligible Director may irrevocably elect (the "Equity Election"), six months prior to each April 30, July 31, October 31 and January 31 (each such date, a "Retainer Payment Date"), to receive all or a portion of the amounts paid by the Company to such Eligible Director as an annual retainer for services to be rendered as a member of the Board of Directors during any fiscal year of the Company, in the form of Class A Common Stock. If the retainer of an Eligible Director is increased subsequent to the Equity Election, such election shall apply to the amount of such increase. On the applicable Retainer Payment Date, the Eligible Director will receive a number of shares of Class A Common Stock equal to (i) the portion of the retainer specified in the Equity Election divided by (ii) the Fair Market Value of one share of Class A Common Stock as of the Retainer Payment Date.

     An optionee may make payment of the option price for a nonqualified option by delivering shares of Class A Common Stock to the Company, or electing to have shares issuable upon exercise withheld by the Company. In the event that payment of the option price is made by delivering shares to the Company, the optionee generally will not recognize any gain with respect to the exchanged shares, and special rules will apply in determining the basis of the new shares received. In addition, the fair market value of the additional shares received by the optionee will be taxable as ordinary income. The optionee's holding period in the exchanged shares received will include his or her holding period in the shares delivered in exchange therefor. In the event that shares issuable upon exercise are withheld by the Company in payment of the option price, the fair market value of the additional shares received by the optionee will be taxable as ordinary income.

     The Board of Directors may terminate, suspend, modify or amend the ODEP at any time, provided that such amendment does not impair the rights of an optionee or recipient with respect to any stock award or stock option previously granted under the ODEP and that stockholder approval is required to the extent that such stockholder approval is necessary to comply with applicable provisions of
Section 16 of the Exchange Act (or Rule 16b-3 thereunder) or any other requirement of applicable law or regulation. Notwithstanding the foregoing, the provisions of the ODEP with respect to eligibility for participation or the timing or amounts of grants of stock awards or stock options may not be amended more than once every six months (other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended).

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 1997, 1996 and 1995, each component of compensation paid or awarded to, or earned by, the Chief Executive Officer (the "CEO") of the Company and each of the four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year, other than the CEO (collectively referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                         ANNUAL COMPENSATION              NUMBER OF
                                --------------------------------------    SECURITIES
       NAME AND                                           OTHER ANNUAL    UNDERLYING       ALL OTHER
  PRINCIPAL POSITION    YEAR     SALARY        BONUS(1)   COMPENSATION     OPTIONS      COMPENSATION(2)
  ------------------    ----     ------        --------   ------------    ----------    ---------------
Carl L. Valdiserri....  1997    $275,000       $ 88,000         --             --           $ 9,853
  Chairman and Chief    1996     275,000        116,000         --             --            11,202
  Executive Officer     1995     270,833        260,000         --             --            18,087
Louis D. Camino.......  1997     235,000         60,000         --          6,000             8,487
  President and Chief   1996     235,000         83,000         --          6,000            11,317
  Operating Officer     1995     233,333        265,000         --          9,000            17,537
Gary P. Latendresse...  1997     177,500         56,000         --          6,000             6,541
  Vice President and    1996     165,000         62,000         --          6,000             8,283
  Chief Financial       1995     162,500        192,000         --          5,000            15,886
  Officer
Ronald J. Nock........  1997     145,000         37,000      4,173(3)       4,000             5,214
  Vice President,
     Sales              1996     120,000         44,000      3,895(3)       4,000             6,024
  and Marketing         1995     120,000        130,000      3,586(3)       5,000            13,347
William E.
  Hornberger..........  1997     145,000         33,000         --          4,000             5,214
  Vice President,       1996     130,000         37,000         --          4,000             6,524
  Employee Relations    1995     130,000        118,000         --          4,000            14,457
  and Public Affairs

-------------------------
(1) Amounts awarded pursuant to the Rouge Steel Company Incentive Compensation Plan.

(2) Consists of employer contributions to the Rouge Steel Company Savings Plan for Salaried Employees and life insurance premiums paid by the Company on behalf of the Named Executive Officers.

(3) Includes reimbursement by the Company for certain taxes payable.

INDIVIDUAL OPTION GRANTS IN 1997

     The Company adopted a stock incentive plan (the "Stock Incentive Plan") in 1994 under which key employees can be granted stock options, stock appreciation rights, restricted stock and performance share awards. The following table sets forth information with respect to all stock options granted by the Compensation Committee to the Named Executive Officers during 1997 under the Stock Incentive Plan.

                             OPTION GRANTS IN 1997

                                          NUMBER       PERCENT OF
                                            OF        TOTAL OPTIONS
                                        SECURITIES     GRANTED TO
                                        UNDERLYING      EMPLOYEES      EXERCISE OR
                                         OPTIONS        IN FISCAL      BASE PRICE     EXPIRATION    GRANT DATE
             EXECUTIVE                  GRANTED(1)        YEAR          PER SHARE      DATE(2)       VALUE(3)
             ---------                  ----------    -------------    -----------    ----------    ----------
Carl L. Valdiserri..................          0            0.0%          $    --             --      $    --
Louis D. Camino.....................      6,000            5.8            21.000       01/01/07       57,711
Gary P. Latendresse.................      6,000            5.8            21.000       01/01/07       57,711
Ronald J. Nock......................      4,000            3.8            21.000       01/01/07       38,474
William E. Hornberger...............      4,000            3.8            21.000       01/01/07       38,474

-------------------------
(1)Includes options which qualify as incentive stock options under Section 422 of the Code and options which do not so qualify.

(2)Outstanding options expire ten years after the date of grant, if not earlier due to death, retirement, disability or termination of employment.

(3)Based on the Black-Scholes option pricing model, using the following assumptions: (a) 7-year option term; (b) 6.34% risk-free interest rate; (c) 33.2598% volatility; and (d) 0.5714% dividend yield. Actual gain, if any, is dependent upon the actual performance of the shares of Class A Common Stock underlying these options, and there is no assurance that the amounts shown in this column will be achieved.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     No option held by Named Executive Officers was exercised during 1997. The following table sets forth information with respect to each Named Executive Officer's holdings of unexercised stock options at December 31, 1997.

                            OPTION EXERCISES IN 1997

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                         ACQUIRED ON     VALUE      ----------------------------    ----------------------------
       EXECUTIVE          EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
       ---------         -----------    --------    -----------    -------------    -----------    -------------
Carl L. Valdiserri.....       0            $0              0               0            $0              $0
Louis D. Camino........       0             0         16,500           4,500             0               0
Gary P. Latendresse....       0             0         12,500           4,500             0               0
Ronald J. Nock.........       0             0         10,000           3,000             0               0
William E.
  Hornberger...........       0             0          9,000           3,000             0               0

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has the responsibility to review and determine compensation and benefits for all officers of the Company. It is also responsible for the determination of executive compensation programs and the award of incentive payments and stock options under those programs. In addition, the Compensation Committee reviews compensation and benefit programs applying to all non-represented salaried employees and represented hourly and salaried employees. The Compensation Committee consists of three directors, none of whom is or has been an employee of the Company or is eligible to participate in the Company's executive compensation programs other than the ODEP.

     Philosophy. The Compensation Committee's policies on executive compensation are designed to attract, retain and motivate executives by providing competitive levels of compensation that integrate the Company's annual and long-term performance goals, reward strong corporate performance and recognize individual initiative and achievements to enhance stockholder value.

     The Compensation Committee reviews, among other things, survey data provided by independent, nationally recognized compensation consulting firms for both the steel industry and general industry. In particular, the Compensation Committee considers compensation data with respect to a peer group of steel producers with annual revenues of up to $1.5 billion and a peer group comprised of the members of the common stock peer group. See "-- Common Stock Performance." In determining the common stock peer group for the Common Stock Performance graph, the Compensation Committee approved management's selection of companies with comparable products, markets, customers or revenues. The two compensation peer groups provide the Compensation Committee with competitive data on companies of comparable size and market.

     The Compensation Committee targets total cash compensation at levels generally comparable to the compensation peer groups. Executive compensation is weighted heavily toward programs contingent upon the Company's financial performance. The Compensation Committee also believes that stock ownership by employees and stock-based compensation programs are beneficial in aligning the interests of employees and stockholders.

     Components of Executive Officer Compensation. Executive officer compensation includes base salary, quarterly incentive cash compensation, long-term stock-based compensation and a broad-based benefits program.

     The base salaries of executive officers are targeted below the median of the compensation peer groups of companies, subject to variation by individual executive based on individual performance and scope of responsibility. Incentive cash compensation provides a performance-sensitive compensation opportunity for the Company's executives above the median of the peer groups. It is the Compensation Committee's intent to set base compensation at levels so that when the Company performs well, the incentive compensation payments would put Company officers above the median level of cash compensation being paid to officers of the compensation peer groups. Conversely, when the Company performs poorly, total cash compensation would fall below the median compensation level.

     Base salary adjustments were granted to certain of the Named Executive Officers in 1997 based upon the Compensation Committee's consideration of the competitive compensation data, the interval since the individual executive's last increase, the individual executive's performance and scope of responsibility and the Company's performance.

     Incentive cash compensation is based upon measured financial results of the Company. Under the Company's Incentive Compensation Plan (the "Incentive Compensation Plan"), the amount set aside for awards each quarter is a percentage of the Company's income before income taxes (as reported in the Company's Consolidated Statement of Operations with certain adjustments). In the aggregate, the Named Executive Officers experienced a 19.9% reduction in the amount of incentive compensation received in 1997 when compared to 1996, and a 71.6% reduction when compared to 1995. In determining the 1997 incentive compensation awards, the Compensation Committee considered the Company's 1997 financial performance (income), specific business performance measures and the individual executive's contribution to the same.

     The Company adopted the Stock Incentive Plan in 1994 to link executive compensation to the Company's Class A Common Stock share price and to increase long-term retention of key employees. In 1997, the Compensation Committee approved the grant of stock options under the Stock Incentive Plan to the Named Executive Officers and other key managers of the Company. The awards were targeted at or about the middle of the range of long-term incentive compensation paid to executive officers in the compensation peer groups as determined by the Compensation Committee's review of survey data. At Mr. Valdiserri's request, due to his significant equity holdings in the Company, the Compensation Committee did not grant any options to Mr. Valdiserri.

     The executive officers participate in a broad-based benefits program including a pension plan, health care coverage, life insurance, disability benefits and a tax-deferred savings plan.

     Performance of the CEO. The Compensation Committee's review of the compensation of the CEO, Carl L. Valdiserri, considered data presented by the Company's compensation consultants regarding the base salary, total cash compensation and total direct compensation of chief executive officers of the compensation peer groups and in general industry. The data indicate that the base salary of Mr. Valdiserri is significantly below the median of the chief executive officers of the compensation peer groups and general industry. In consideration that Mr. Valdiserri desires that his salary remain modest in relation to competitive levels due to his significant equity holdings in the Company, and in recognition that Mr. Valdiserri's base salary has not been increased since 1995, the Compensation Committee directed the establishment of a charitable fund in the name of Mr. Valdiserri that would serve as an appropriate means for public recognition of the Company and would also reflect on Mr. Valdiserri's personal interests in providing college scholarships for the dependents of the Company's employees. The Compensation Committee directed an initial $50,000 contribution to establish this charitable fund. Consistent with the Company's philosophy that the CEO's total compensation should be heavily dependent upon the Company's financial performance, a significant portion of Mr. Valdiserri's total compensation is targeted to incentive compensation. For 1997, Mr. Valdiserri's incentive compensation dropped 24.1% from his 1996 incentive compensation level which already was limited by the Compensation Committee at Mr. Valdiserri's request due to his significant equity holdings in the Company.

     Deductibility of Compensation. The Internal Revenue Service, under Section 162(m) of the Code, will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's deductions for compensation paid in excess of the $1 million cap will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under the Stock Incentive Plan, the Company intends to comply with the rules governing the Section 162(m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future and no officer of the Company received compensation in 1997 which resulted, under Section 162(m), in the non-deductibility of such compensation to the Company. If, however, any compensation does exceed the Section 162(m) limitation, the Company will take such action as necessary to structure any such compensation in a manner to cause such compensation to be exempt from the
Section 162(m) limitation.

                                          COMPENSATION COMMITTEE

                                          John E. Lobbia, Chairman
                                          Dominick C. Fanello
                                          Peter J. Pestillo

COMMON STOCK PERFORMANCE

     The following graph compares the cumulative return from investing $100 at March 31, 1994, in the Company's Class A Common Stock, the S&P 500 index of companies, the S&P Steel Index and a peer group of integrated steel companies selected by management and comprised of Inland Steel Industries, National Steel Corporation, AK Steel Holding Corporation, Weirton Steel Corporation and WHX Corporation, with dividends assumed to be reinvested when received. The Company's Class A Common Stock began trading on the NYSE on March 29, 1994.

                             PERFORMANCE COMPARISON

     MEASUREMENT
       PERIOD
    (FISCAL YEAR            ROUGE                                               S&P STEEL            BASE
      COVERED)            INDUSTRIES         S&P 500          PEER GROUP          INDEX           (MARCH 31)
MAR 31                           100.00            100.00            100.00            100.00
JUN 30                           125.00            100.42            112.88            103.72
DEC 31                           134.49            105.30            114.65             97.99
JUN 30                           108.47            126.56            102.01             94.14
DEC 31                           111.05            144.83             97.03             90.85
JUN 30                           100.79            159.44             91.35             81.76
DEC 31                            98.74            178.06             91.38             80.97
JUN 30                            79.62            214.74            110.79             92.01
DEC 31                            57.42            237.45             89.50             82.32

                                               1994                     1995               1996               1997
                                    ---------------------------   ----------------   ----------------   ----------------
                                    MARCH 31   JUNE 30   DEC 31   JUNE 30   DEC 31   JUNE 30   DEC 31   JUNE 30   DEC 31
                                    --------   -------   ------   -------   ------   -------   ------   -------   ------
Rouge Industries..................   100.00    125.00    134.49   108.47    111.05   100.79     98.74    79.62     57.42
S&P 500...........................   100.00    100.42    105.30   126.56    144.83   159.44    178.06   214.74    237.45
Peer Group........................   100.00    112.88    114.65   102.01     97.03    91.35     91.38   110.79     89.50
S&P Steel Index...................   100.00    103.72     97.99    94.14     90.85    81.76     80.97    92.01     82.32

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1997, Carl L. Valdiserri, Chairman and Chief Executive Officer of the Company, attended Compensation Committee meetings to present management recommendations and answer questions with respect to executive performance and compensation. No other member of the Board of Directors who is also an officer or employee of the Company participated in any such meetings.

EMPLOYEE BENEFIT PLANS

     Pension Plan. The table below sets forth the estimated qualified annual retirement benefits (contributory and noncontributory) under the Salaried Retirement Plan payable on a straight life annuity basis to the Named Executive Officers who meet the credited service requirement for retirement at age 65. Normal retirement benefits are not subject to deduction for Social Security benefits.

     The formula used to calculate noncontributory benefits under the qualified pension plan considers the participant's non-contributory service and a flat benefit rate associated with that level of service. The formula used to determine contributory retirement benefits under the qualified pension plan considers (i) the participant's final average pay, which is defined as the highest average monthly salary of any five consecutive December 31 dates of the last ten years that the participant was making contributions and (ii) the participant's contributory service. Average monthly salary is the base monthly salary prior to giving effect to any salary reduction pursuant to the Company's tax-efficient savings plan, and does not include bonuses or any other forms of supplemental compensation. To be eligible to receive a contributory benefit, participants must contribute at the rate of 1 1/2% of base salary for each credited year of service. At December 31, 1997, Messrs. Valdiserri, Camino, Latendresse and Hornberger had eight credited years of service, and Mr. Nock had
15.4 credited years of service under the qualified pension plan.

     Select members of management as determined by the Compensation Committee, including Messrs. Valdiserri, Camino and Latendresse, participate in the non-qualified Benefit Restoration Plan, in which salary in excess of the Code compensation limit is used in a formula similar to that which determines qualified plan contributory retirement benefits. At December 31, 1997, Messrs. Valdiserri and Camino had eight credited years of service. Mr. Latendresse had
31.9 credited years of service under the Benefit Restoration Plan, but his benefit under this plan is offset by Ford Motor Company General Retirement Plan benefits. The Pension Plan Table below may be utilized to estimate this benefit.

                               PENSION PLAN TABLE

                                                   CREDITED YEARS OF SERVICE
   AVERAGE YEARLY        ------------------------------------------------------------------------------
    COMPENSATION            5         10          15          20          25          30          35
   --------------        -------    -------    --------    --------    --------    --------    --------
$50,000..............    $ 4,000    $ 7,500    $ 11,500    $ 15,500    $ 19,500    $ 23,000    $ 27,000
100,000..............      8,500     17,000      25,500      34,500      43,000      51,500      60,000
150,000..............     13,000     26,500      39,500      53,000      66,500      80,000      93,000
200,000..............     17,500     35,500      53,500      72,000      90,000     108,000     126,000
250,000..............     22,000     45,000      68,000      90,500     113,500     136,500     159,500
300,000..............     26,500     54,000      82,000     109,500     137,000     164,500     192,500
350,000..............     31,000     63,500      96,000     128,500     160,500     193,000     225,500
400,000..............     35,500     73,000     110,000     147,000     184,000     221,500     258,500

     Select members of management as determined by the Compensation Committee, including the Named Executive Officers, participate in the non-qualified Supplemental Executive Retirement Plan ("SERP"), in which a benefit is based on a formula similar to that which determines contributory retirement benefits, except that the benefit is based on the average annual bonuses paid under the Incentive Compensation Plan for the highest five years of the ten years prior to retirement. For purposes of the SERP, at December 31, 1997, Messrs. Valdiserri and Camino had eight credited years of service and Messrs. Latendresse, Hornberger and Nock had 31.9, 25.0 and 15.4 credited years of service, respectively. The Pension Plan Table above may be utilized to estimate this benefit.

     Profit Sharing Plans for Hourly and Salaried Employees. Under the Profit Sharing Plan for Hourly Employees and the Profit Sharing Plan for Salaried Employees, the Company is obligated to make payments to eligible employees, with respect to each calendar quarter, of a portion of income before income taxes (as reported in the Company's Consolidated Statement of Operations with certain adjustments) that meets certain targeted percentages of sales. The Company paid $3.0 million under these plans with respect to 1997.

     Savings Plan for Salaried Employees. Under the Rouge Steel Company Savings Plan for Salaried Employees, eligible salaried employees may make voluntary pre-tax contributions not to exceed 15% of the employee's base salary and after-tax contributions not to exceed 10% of the employee's base salary. Among the investment alternatives available to employees since February 1995 is the investment of all or a portion of their accounts in Class A Common Stock. The Company is obligated to match the employee's contributions up to 10% of the employee's base salary. The Company matches employee contributions in an amount ranging from 0% to 100% (depending on the Company's level of income before income taxes as a percentage of sales (as used in the profit sharing plans) during an applicable quarter) of the employee's pre- and after-tax contributions during the applicable month. Since 1995, the Company's matching contributions have been made in Class A Common Stock.

     Incentive Compensation Plan. Under the Incentive Compensation Plan, the officers and employee-directors and certain other salaried employees of the Company are eligible to receive quarterly incentive compensation payments for contributing to the success of the Company. Upon the recommendation of the CEO of the Company, at the end of each quarter, the Compensation Committee will determine the maximum total amount of all such awards to be made for the quarter, will act on the recommendation made by the CEO regarding officer awards, and will determine the CEO's award. The amount set aside each quarter is a percentage of the Company's income before income taxes (as reported in the Company's Consolidated Statement of Operations with certain adjustments).

     Stock Incentive Plan. Under the Stock Incentive Plan, a maximum of 400,000 shares of Class A Common Stock has been authorized for the granting of qualified incentive stock options ("ISOs"), nonqualified stock options ("NQSOs" and together with ISOs, "Options"), stock appreciation rights ("SARs"), restricted stock awards ("RSAs") and performance share awards ("PSAs"). The shares of Class A Common Stock available under the Stock Incentive Plan will be offered and issued directly by the Company. No fees or commissions will be charged by the Company in connection with the awards. In no event may any employee receive Options, SARs, RSAs, PSAs or any combination thereof for more than 50,000 shares of Class A Common Stock over the life of the Stock Incentive Plan. As of December 31, 1997, Options totalling 284,500 shares were outstanding pursuant to the Stock Incentive Plan. The purposes of the Stock Incentive Plan are to align the interests of certain officers of the Company and employees of Rouge Steel Company ("Rouge Steel") with those of stockholders by rewarding long-term growth and profitability of the Company and to attract and retain individuals of experience and ability. All officers and employee-directors and certain other employees of the Company or its subsidiaries are eligible to participate under the Stock Incentive Plan, as deemed appropriate by the Compensation Committee.

EMPLOYMENT CONTRACTS

     The Company does not have employment contracts with its executive officers. Certain salaried employees of Rouge Steel, including the Named Executive Officers, are eligible to participate in the Rouge Steel's Salaried Income Security Plan (the "SISP"). Under the SISP, eligible salaried employees are entitled to receive basic and supplemental benefits in the event of certain terminations of employment with Rouge Steel. In the event of such a termination, eligible salaried employees who have at least one full year of service are entitled to receive up to 12 months of base salary paid over up to 22 months depending on years of service at termination. Upon exhaustion of basic benefits under the SISP, eligible employees with more than 15 years of service are entitled to receive supplemental benefits equal to 50% of base salary plus 1% for each full year of service over 15 years. These supplemental benefits continue until reemployment, refusal to accept work, retirement or death. For purposes of basic and supplemental benefits under the SISP, base salary is the highest base salary received during the 12 months immediately preceding termination.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with except for one director and officer, Carl L. Valdiserri, who filed a late Form 4 regarding one open market sale which commenced in July, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

RELATED PARTY TRANSACTIONS

     The Company believes that the transactions discussed below, as well as the terms of any future transactions and agreements (including renewals of any existing agreements) between the Company and its affiliates, are and will be at least as favorable to the Company as could be obtained from unaffiliated parties. The Board of Directors of the Company will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating the terms and provisions of such proposed transaction or agreement as are appropriate in light of the fiduciary duties of the directors under the Delaware General Corporation Law. In addition, the Company has established an Audit Committee, which consists of three independent directors. One of the responsibilities of the Audit Committee is to review related party transactions. See "Proposal No. 1 -- Election of Directors -- Meetings and Committees."

THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

     On November 14, 1996, the Company, Carl L. Valdiserri and Worthington entered into an amended and restated stockholders agreement (the "Amended and Restated Stockholders Agreement"). Under the Amended and Restated Stockholders Agreement, Worthington, Carl L. Valdiserri and the Company agreed that (i) without the prior written consent of a majority of Disinterested Directors (as defined in the Company's Certificate), Worthington will not acquire or agree to acquire, directly or indirectly, any shares of Common Stock if, immediately after any such acquisition, the aggregate percentage of the total number of issued and outstanding shares of Common Stock ("Equity Holdings") held by Worthington and its affiliates would exceed 35%, except as a result of a recapitalization of the Company; (ii) during each twelve month period following November 14, 1996 (each such twelve month period, a "Restricted Period"), Mr. Valdiserri and his permitted transferees will not, with certain exceptions, transfer, offer to transfer or agree to transfer more than 18% of the Equity Holdings of Mr. Valdiserri and such permitted transferees during such Restricted Period unless Mr. Valdiserri gives Worthington 30 days' prior written notice; and (iii) (1) if and so long as Worthington owns at least 18% or 9% of the Company's outstanding Common Stock on a fully diluted basis, Mr. Valdiserri will vote his Common Stock in favor of two directors or one director, respectively, designated by Worthington and (2) if and as long as Mr. Valdiserri holds 27%, 18% or 9% of the Company's outstanding Common Stock on a fully diluted basis, Worthington will vote its shares of Common Stock in favor of three directors, two directors or one director, respectively, designated by Mr. Valdiserri. In 1996, Worthington's two designees on the Board of Directors resigned their positions as directors of the Company. Worthington has notified the Company that it will not appoint designees to fill the resulting vacancies as long as any of the DECS (as defined herein) remain outstanding. Worthington has retained the right to appoint two designees as members of the Board of Directors after such time, which would be subject to the voting arrangements described above, and has retained a 19.9% voting interest in the Company on all matters.

     Under the Amended and Restated Stockholders Agreement, Mr. Valdiserri, Worthington and/or their permitted transferees collectively have four demand registration rights in certain circumstances with respect to their shares of Class A Common Stock. The demand registration rights described above are exercisable at any time. In addition, Mr. Valdiserri, Worthington and/or their permitted transferees have unlimited demand registration rights on Forms S-2 and S-3. Mr. Valdiserri, Worthington and/or their permitted transferees also have unlimited piggyback registration rights. The Company has agreed to pay any expenses (except all applicable underwriting discounts and commissions) incurred in connection with a registration requested under the Amended and Restated Stockholders Agreement, except that, with respect to the demand registration rights, reimbursement is required only where the expected purchase price of the registrable securities exceeds $5 million and, in the case of registration on Form S-2 or S-3, only holders of 5% or more of the Company's Common Stock shall be reimbursed.

     The Amended and Restated Stockholders Agreement terminates (a) upon the consent of each of the parties; (b) upon the sale of all or substantially all of the assets of the Company and the distribution of the proceeds thereof to the stockholders at such time; (c) as to any share of Common Stock, when such share is transferred other than to permitted transferees; (d) as to any party, when such party ceases to hold any Common Stock (or any legal or beneficial interest therein); or (e) on February 28, 2004, provided that certain expense and indemnification provisions survive.

WORTHINGTON INDUSTRIES, INC.

     The DECS. Pursuant to the terms of the 7 1/4% Exchangeable Notes due March 1, 2000 (the "Debt Exchangeable for Common Stock" or "DECS") of Worthington, Worthington may, in exchange for the DECS in certain circumstances, deliver to the holders of the DECS shares of Class A Common Stock, cash or a combination of cash and shares of Class A Common Stock. The Company has registered 5,999,600 shares of Class A Common Stock related to the DECS. The Company will not receive any of the proceeds from the sale of the DECS or delivery thereunder of shares of Class A Common Stock.

     Board Resignations and Class B Common Stock Conversion. Effective August 1, 1996, Worthington's two designees on the Board of Directors resigned their positions as directors of the Company. Worthington has informed the Company that it will not designate successors to fill the vacancies created by such resignations as long as any of the DECS remain outstanding and such seats are otherwise filled. However, Worthington has, subject to the terms of the Amended and Restated Stockholders Agreement, reserved the right to designate nominees at such time as the DECS are no longer outstanding.

     Worthington Steel Purchase Agreement. In connection with the acquisition of the Company from Ford Motor Company in 1989 (the "Acquisition"), the Company entered into a steel purchase contract (the "Worthington Agreement") with Worthington. The Worthington Agreement terminates on December 31, 2003. The purchase price of the products supplied under the Worthington Agreement is set at a slight discount from the competitive market price for the same products with comparable quality and terms and the contract is subject to the Company's ability to deliver products on a timely basis which meet Worthington's specifications and are of acceptable quality. The Company and Worthington have agreed to this pricing arrangement to reflect Worthington's volume of purchases, product mix and certain other accommodations made by Worthington with respect to the Company's production scheduling requirements. Pursuant to the Worthington Agreement, the Company had sales to Worthington of approximately $157.3 million during 1997.

     Worthington Joint Ventures. The Company has entered into a joint venture with Worthington with respect to Spartan Steel Coating, L.L.C. ("Spartan Steel"), which is constructing a hot dipped galvanizing facility that will coat light gauge steel products to make them corrosion resistant. The Company expects to invest approximately $50 million in the Spartan Steel facility which is expected to be placed into service in mid-1998. The Company has also invested $6.5 million for an 11% interest in TWB Company, L.L.C. ("TWB"), an existing facility that produces laser welded blanks.

DOEPKEN KEEVICAN & WEISS PROFESSIONAL CORPORATION

     Michael A. Weiss, a director and a stockholder of the law firm of Doepken Keevican & Weiss Professional Corporation ("DK&W") resigned as the Company's General Counsel and Secretary effective December 31, 1997. DK&W has represented the Company since the Acquisition and is continuing to represent the Company on certain legal matters. During 1997, the Company paid an aggregate of approximately $725,000 to DK&W for legal services and related costs and expenses.

                  PROPOSAL NO. 2 -- 1998 STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------

     The Board of Directors has approved the 1998 Rouge Steel Company Stock Incentive Plan (the "1998 Stock Incentive Plan") in the form attached as Annex A to this Proxy Statement for submission to the Company's stockholders for adoption. The 1998 Stock Incentive Plan will provide a maximum of 500,000 shares of Class A Common Stock, subject to adjustment, for the granting of qualified incentive stock options ("ISOs"), nonqualified stock options ("NQSOs" and together with ISOs, "Options"), stock appreciation rights ("SARs"), restricted stock awards ("RSAs") and performance share awards ("PSAs"). As of March 11, 1998, no Options, SARs, RSAs or PSAs had been granted pursuant to the 1998 Stock Incentive Plan. The purposes of the 1998 Stock Incentive Plan are to align the interests of certain officers and employees of Rouge Steel with those of stockholders by rewarding long-term growth and profitability of the Company, and to attract and retain individuals of experience and ability. All officers and employee-directors and other selected employees of Rouge Steel are eligible to participate under the 1998 Stock Incentive Plan, as deemed appropriate by the Compensation Committee. The 1998 Stock Incentive Plan will be administered by the Compensation Committee, which is comprised of three directors. All directors serving on the Compensation Committee are required to be "non-employee directors" as that term is defined under Rule 16b-3 under the Exchange Act and "outside directors" as that term is used in Section 162(m) of the Code. The Compensation Committee has exclusive authority to grant awards under the 1998 Stock Incentive Plan, to select the employees to receive such awards, to determine the type, size and terms of the awards to be made to each employee selected (which awards need not be uniform), to determine the time when awards will be granted and to prescribe the form of the agreements embodying awards made under the 1998 Stock Incentive Plan.

     Any Options will have exercise prices at least equal to 100% of the Fair Market Value (as defined in the 1998 Stock Incentive Plan) of the Class A Common Stock at the date of grant. An Option holder will be able to exercise options from time to time as specified in the grantee's individual Option agreement. The Company may enter into any arrangement permitted under applicable laws to facilitate the "cashless" exercise of any Option. Options generally (except as described below) must be exercised during the grantee's employment with Rouge Steel and no Option may be exercised later than the tenth anniversary from the date of grant. Upon the disability of a grantee or the grantee's retirement from Rouge Steel, the grantee has three years to exercise any outstanding Options unless the Option is an ISO, in which case the permitted exercise period is one year after termination if the Option holder is disabled, or three months after termination if the Option holder retires. Upon an Option holder's death, the Option is exercisable for a period of one year unless the Option is an ISO, in which case the permitted exercise period is three months following the grantee's death. Upon termination of employment with Rouge Steel, other than upon death, retirement or disability, Options shall cease to be exercisable upon the date of termination. Subject to the above conditions, the exercise price and duration of the Options will be set by the Compensation Committee.

     A SAR would permit a participant to receive cash or shares of Class A Common Stock (or a combination thereof) with a value equal to the excess of the fair market value of a specified number of shares of Class A Common Stock on the date of exercise over the fair market value of such shares on the date of grant. SARs may be granted in tandem with Options or as freestanding SARs. SARs expire at the end of the period specified by the Compensation Committee, but in no event later than 10 years from the date of grant. Tandem SARs will expire no later than the expiration of the related Option. Each freestanding SAR will be exercisable only during the period of the grantee's employment with Rouge Steel and for such post-termination exercise periods as are applicable to Options.

     RSAs are shares of Class A Common Stock which are forfeitable and nontransferable for a specified period of time. The lapsing of such restrictions with respect to RSAs will be based on either the attainment of specified performance criteria established by the Compensation Committee or the lapsing of a specified period of time. Upon termination of employment with Rouge Steel due to death or disability prior to the lapsing of restrictions, such restrictions shall lapse, unless otherwise determined by the Compensation Committee. Upon termination of employment with Rouge Steel, other than upon death or disability, prior to the lapsing of restrictions, Class A Common Stock subject to such restrictions shall be forfeited, unless otherwise determined by the Compensation Committee.

     PSAs are rights, contingent upon the achievement of specified performance criteria established by the Compensation Committee at the time of the award, to receive a specified number of shares of Class A Common Stock or the cash value thereof, as determined by the Compensation Committee. The Compensation Committee may, in its sole discretion, determine that a holder of PSAs will be entitled to less than the maximum permitted consideration pursuant to such PSA, provided that the Compensation Committee reserves the right at the time of grant. An employee must be employed by Rouge Steel at the end of a performance period to be entitled to settlement of a PSA for such period; provided, however, that in the event of termination of employment prior to the end of such period, the Compensation Committee may limit such forfeiture.

     Tax Effects of Plan Participation. In general, neither the grant nor the exercise of an ISO will result in taxable income to an optionee or a deduction for the Company. To receive ISO treatment as to the shares acquired upon exercise of an ISO, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the transfer of the shares to the optionee pursuant to exercise of the option. In addition, the optionee must be an employee of Rouge Steel or a qualified Company subsidiary at all times between the date of grant and the date three months (one year in the case of death or disability) before exercise of the option. ISO treatment (if the holding period rules described in this paragraph are satisfied) generally allows the sale of Class A Common Stock received upon the exercise of an ISO to result in any gain being treated as a capital gain to the optionee, but the Company will not be entitled to a tax deduction. However, the exercise of an ISO (if the holding period rules described in this paragraph are satisfied) will give rise to income includable by the optionee in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the option price.

     If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an ISO will be considered as ordinary income. Such gain will be equal to the difference between the option price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) The Company will generally be entitled to a deduction equal to the amount of such gain included by an optionee as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved.

     Unless otherwise provided in the Option agreement, an optionee may make payment of the option price under an ISO by delivering shares of Class A Common Stock to the Company or, in the discretion of the Compensation Committee, electing to have shares issuable upon exercise withheld by the Company. In the event that payment of the option price is made by delivering shares to the Company, the optionee generally will not recognize any gain with respect to the exchanged shares, and special rules will apply in determining the basis of the new shares received. However, the use in the exercise of an ISO by an optionee of shares previously acquired pursuant to the exercise of an ISO will be treated as a taxable disposition as described in the foregoing paragraph if the transferred shares have not been held by the optionee for the requisite holding period. The Company's withholding of shares issuable upon exercise in payment of the option price also will be treated as a taxable disposition of the withheld shares.

     No income will be recognized by an optionee at the time a NQSO is granted. Generally, ordinary income in an amount equal to the excess of the fair market value of the underlying Class A Common

Stock on the exercise date over the option price will be recognized by an optionee at the time a NQSO is exercised. The Company will generally be entitled to a deduction for Federal income tax purposes in the same amount as the amount included in ordinary income by the optionee with respect to his or her NQSO.

     Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a NQSO will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any NQSO will be equal to the sum of the option price of such NQSO and the amount included in income with respect to such option.

     Unless otherwise provided in the Option agreement, an optionee may make payment of the option price for a NQSO by delivering shares of Class A Common Stock to the Company or, in the discretion of the Compensation Committee, electing to have shares issuable upon exercise withheld by the Company. In the event that payment of the option price is made by delivering shares to the Company, the optionee generally will not recognize any gain with respect to the exchanged shares, and special rules will apply in determining the basis of the new shares received. In addition, the fair market value of the additional shares received by the optionee will be taxable as ordinary income. The optionee's holding period in the exchanged shares received will include his or her holding period in the shares delivered in exchange therefor. In the event that shares issuable upon exercise are withheld by the Company in payment of the option price, the fair market value of the additional shares received by the optionee will be taxable as ordinary income.

     Unless a holder of restricted stock makes an election under Section 83(b) of the Code (an "83(b) Election"), there generally will be no tax consequences as a result of the award of restricted stock until the restricted stock is no longer subject to a substantial risk of forfeiture or is transferrable (free of such risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the amount, if any, paid by the holder for the restricted stock. Subsequently realized changes in the value of the stock generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares are held prior to disposition of such shares. In general terms, if a holder makes an 83(b) Election upon the award of restricted stock, the holder will recognize ordinary income on the date of the award of restricted stock, and the Company will be entitled to a deduction, equal to (i) the fair market value of the restricted stock as though the stock were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the amount, if any, paid for the restricted stock. If an 83(b) Election is made, there will generally be no tax consequences to the holder upon the lifting of restrictions, and all subsequent appreciation in the restricted stock generally would be eligible for capital gains treatment.

     There generally will be no tax consequences as a result of the award of a SAR until the SAR is exercised. Generally, when the SAR is exercised, the holder will recognize ordinary income, and the Company will be entitled to a deduction equal to the fair market value of the Class A Common Stock and cash, as applicable, received upon exercise.

     There generally will be no tax consequences as a result of the award of a PSA until payment is made with respect to such PSA. Generally, when payment is made, the holder will recognize ordinary income and the Company will be entitled to a deduction equal to the fair market value of the unrestricted Class A Common Stock and cash, as applicable, received upon payment. The tax consequences of the payment of restricted Class A Common Stock with respect to a PSA are discussed above.

     Notwithstanding the foregoing general description of the tax effects of 1998 Stock Incentive Plan participation, additional special tax rules may apply to those participants who are subject to Section 16 of the Exchange Act.

     The Company will, if required by applicable law, withhold Federal, state and local taxes in connection with the exercise, vesting or settlement of an award, in a manner consistent with the terms of the 1998 Stock Incentive Plan.

     Amendments and Termination. The Board of Directors or the Compensation Committee may at any time terminate, suspend, modify or amend the 1998 Stock Incentive Plan in such respects as it shall deem advisable. However, the Board of Directors or the Compensation Committee may not make any amendment in the 1998 Stock Incentive Plan that would, if such amendment were not approved by the stockholders, cause the 1998 Stock Incentive Plan to fail to comply with (i)
Section 16 of the Exchange Act (or Rule 16b-3), (ii) any other requirement of applicable law or regulation, or (iii) the requirements for Section 162(m) relief to the extent Section 162(m) relief is sought under the Code, unless and until the approval of the stockholders is obtained. Under no circumstances, without stockholder approval, may the 1998 Stock Incentive Plan be amended or modified to permit the exercise of an Option at less than its exercise price. The termination, modification or amendment of the 1998 Stock Incentive Plan shall not, without the consent of the employee, adversely affect his or her rights under an award previously granted, unless required by applicable law.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 2.

                PROPOSAL NO. 3 -- INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     The accounting firm of Price Waterhouse LLP has been selected by the Board of Directors as the independent public accountants for the Company for the fiscal year ending December 31, 1998. Although the selection of accountants does not require ratification, the Board of Directors has directed that the appointment of Price Waterhouse LLP be submitted to stockholders for ratification due to the significance of its appointment by the Company. If stockholders do not ratify the appointment of Price Waterhouse LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of Price Waterhouse LLP, which served as the Company's independent public accountants for the fiscal year ended December 31, 1997, is expected to be present at the Meeting and, if he or she so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 3.

                         HOLDING COMPANY REORGANIZATION
--------------------------------------------------------------------------------

     Rouge Steel and its subsidiaries were reorganized into a holding company structure effective July 30, 1997. Pursuant to the reorganization, Rouge Steel became a wholly-owned subsidiary of the new holding company, Rouge Industries, which is the issuer of all shares of Class A Common Stock and Class B Common Stock outstanding. On the reorganization date, Rouge Industries and its subsidiaries had the same consolidated net worth as Rouge Steel and its subsidiaries prior to the reorganization.

                             SOLICITATION STATEMENT
--------------------------------------------------------------------------------

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company or its affiliates, by telephone or personal contact, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding shares of Common Stock in the names of their nominees for their reasonable expenses in sending solicitation materials to their principals.

                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than November 19, 1998.

                                 OTHER MATTERS
--------------------------------------------------------------------------------

     So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                 ANNUAL REPORT
--------------------------------------------------------------------------------

     All stockholders of record as of March 11, 1998 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1997. THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 (WITHOUT EXHIBITS) (AS FILED WITH THE SEC) TO STOCKHOLDERS OF RECORD ON THE RECORD DATE WHO MAKE WRITTEN REQUEST THEREFOR TO INVESTOR RELATIONS, ROUGE INDUSTRIES, INC., 3001 MILLER ROAD, P.O. BOX 1699, DEARBORN, MICHIGAN 48121-1699.

                                          By Order of the Company,

                                          MARTIN SZYMANSKI
                                          MARTIN SZYMANSKI
                                          Secretary

Dated: March 27, 1998

                                                                         ANNEX A

                              ROUGE STEEL COMPANY
                           1998 STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------

     SECTION 1. PURPOSE.

     The purpose of this Stock Incentive Plan is to align the interests of certain officers and employees of Rouge Steel Company with those of shareholders of the Company by rewarding long-term growth and profitability of the Company. Ownership of stock assists in the attraction and retention of qualified employees and provides them with additional incentive to devote their best efforts to pursue and sustain the Company's financial success through the achievement of corporate goals. Accordingly, certain officers and employees may be granted Stock Options, Stock Appreciation Rights, Restricted Stock and Performance Share Awards.

     SECTION 2. DEFINITIONS.

     A. "Agreement" shall mean a written agreement, in a form approved by the Committee, which sets forth the terms and conditions of an Award. Agreements shall be subject to the express terms and conditions set forth herein, and to such other terms and conditions not inconsistent with the Plan as the Committee shall deem appropriate.

     B. "Award" shall mean an Option (which may be designed as a Nonqualified Stock Option or an Incentive Stock Option), a Stock Appreciation Right (which may be designated as a Freestanding SAR or Tandem SAR), a Restricted Stock Award or a Performance Share Award, in each case granted under this Plan. Each Award shall be evidenced by an Agreement.

     C. "Beneficiary" shall mean (i) any transferee of an Employee's right, interests, Options or SARs, subject to Section 13B of the Plan or (ii) the person, persons, trust or trusts designated by an Employee, or if no designation has been made, the person, persons, trust or trusts entitled by will, any trust agreement or the laws of descent and distribution, to receive the benefits specified under this Plan in the event of an Employee's death, and, if necessary, for purposes of exercise of any Option or SAR, the term shall include the Employee's executor, administrator or personal representative.

     D. "Board" shall mean the Board of Directors of the Company.

     E. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     F. "Committee" shall mean the Compensation Committee of the Board. All Directors serving on the Committee at any given time shall be (i) "Non-Employee Directors" as that term is used in Rule 16b-3 of the Securities and Exchange Commission, and (ii) "outside directors" as that term is used in Section 162(m) of the Code (except to the extent not necessary for Section 162(m) Relief or Section 162(m) Relief is not sought). The number of Directors serving on the Committee at any given time shall be no less than the number then required by Rule 16b-3 and by Section 162(m) (except to such extent not necessary for Section 162(m) Relief or Section 162(m) Relief is not sought).

     G. "Common Stock" shall mean shares of $0.01 par value Class A Common Stock of the Company, subject to adjustment pursuant to Section 11.

     H. "Company" shall mean Rouge Industries, Inc., a Delaware corporation.

     I. "Disabled" or "Disability" shall mean eligible to receive a benefit under the Long-Term Disability Plan of Rouge Steel Company.

     J. "Employee" shall mean an Employee of Rouge Steel Company, whether or not an officer thereof, and shall include any such Employee who is also a director of Rouge Steel Company.

     K. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     L. "Exercise Price" shall mean, with respect to each share of Common Stock subject to an option, the price fixed by the Committee at which such share may be purchased from the Company pursuant to the exercise of such Option, which price may not be less than 100% of the Fair Market Value of such share on the date the Option is granted.

     M. "Fair Market Value" shall mean the closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape, or if it is not listed on the New York Stock Exchange, the closing price on the exchange on which the Common Stock is then listed, or if not listed on any exchange, the closing price reported on the NASDAQ National Market System over-the-counter market; if, however, there is no trading of the Common Stock on the date in question, then the closing price of the Common Stock, as so reported, on the last preceding date on which there was trading shall instead be used to determine Fair Market Value. If Fair Market Value for any date in question cannot be determined as hereinabove provided, Fair Market Value shall be determined by the Committee by whatever method or means the members, in the good faith exercise of their discretion, at that time shall deem appropriate.

     N. "Freestanding SAR" shall mean a right, granted pursuant to this Plan without reference or relationship to any Option, of a holder to receive cash, shares of Common Stock, or a combination thereof, as the case may be, having an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise of such SAR over the Fair Market Value of one such share on the date of grant of such SAR.

     O. "Incentive Stock Option" or "ISO" shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is intended by the Committee to constitute an ISO. Any ISO granted hereunder must be granted within ten years from the date the Plan becomes effective and the aggregate Fair Market Value (determined at the time of grant of any ISO) of the Common Stock for which ISOs are granted under the Plan which are exercisable by an Employee for the first time during any calendar year may not exceed $100,000. If for any reason an Option (or any portion thereof) intended by the Committee to be an ISO nevertheless does not so qualify as an ISO under the Code, either at the time of grant or subsequently, such failure to qualify shall not invalidate the Option (or any portion thereof) and instead the nonqualified portion (or, if necessary, the entire Option) shall be deemed to have been granted as a Nonqualified Stock Option irrespective of the manner in which it is designated in the Option Agreement.

     P. "Legal Representative" shall mean the guardian or legal representative of the Employee who, upon the Disability or incapacity of an Employee, shall have acquired on behalf of the Employee, by legal proceeding or otherwise, the right to exercise the Employee's rights and receive his or her benefits under the Plan.

     Q. "Nonqualified Stock Option" or "NQSO" shall mean an Option that is not an ISO.

     R. "Option" shall mean the right, granted pursuant to this Plan, of a holder to purchase shares of Common Stock at a price and upon terms to be specified by the Committee. The term shall include a Nonqualified Stock Option or an Incentive Stock Option.

     S. "Performance Measures" shall mean, with respect to each Performance Share Award or any Restricted Stock Award, the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period or Restriction Period, as the case may be: (i) for any Performance Share Award, the conditions established upon the holder's receipt of the Award; or
(ii) for any Restricted Stock Award, the lapse of restrictions with respect to the Award. Such criteria and objectives may include, but shall not be limited to, earnings per share, total return on Common Stock, and Company return on equity compared to a peer group's return on equity. To the extent Section 162(m) Relief is sought, the Committee shall take into account the provisions of
Section 162(m) of the Code with respect to the timing of the establishment of the Performance Measures. The Performance Measures pertinent to any Performance Share Award or Restricted

Stock Award shall be established at the time of such Award and set forth in the applicable Agreement, but may be revised by the Committee thereafter if and whenever its members determine that, in light of events occurring or circumstances arising after the date of such Award, such revision is necessary or appropriate to afford the recipient benefits substantially similar to those originally intended with respect to such Award; provided that, to the extent
Section 162(m) Relief is sought, the Committee shall take in to account the requirements of Section 162(m) of the Code in making any such revision. Anything herein to the contrary notwithstanding, to the extent Section 162(m) Relief is sought, (i) the Committee shall provide that no compensation shall be payable under the Plan in connection with a Performance Measure (or the satisfaction or attainment thereof) unless the applicable Performance Measure has been disclosed to and approved by the shareholders to the extent required to qualify for
Section 162(m) Relief; and (ii) no such compensation shall be payable in the absence of such disclosure and approval.

     T. "Performance Period" shall mean the period designated by the Committee during which the Performance Measures applicable to a Performance Share Award shall be measured. The Performance Period shall be established at the time of such Performance Share Award, and shall not be less than three (3) nor more than five (5) years in duration. The duration of Performance Periods may vary.

     U. "Performance Share Award" shall mean an award of the right, contingent upon attainment of Performance Measures within a Performance Period, to receive a specified number of Performance Shares or, in lieu of all or any portion of such Performance Shares, their Fair Market Value in cash, as more specifically provided in Section 9.

     V. "Performance Shares" shall mean those shares of Common Stock issuable pursuant to a Performance Share Award.

     W. "Plan" shall mean the Rouge Steel Company Stock Incentive Plan.

     X. "Restriction Period" shall mean the period designated by the Committee during which Restricted Stock may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of except as otherwise provided in the Plan, which period shall not be less than three (3) years nor more than five (5) years from the date of grant.

     Y. "Restricted Stock" shall mean any shares of Common Stock issued pursuant to the Plan subject to the restriction that they may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of except as otherwise provided in the Plan, prior to termination of a Restriction Period. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

     Z. "Restricted Stock Award" shall mean an award of Restricted Stock pursuant to the Plan.

     AA. "Retirement" shall mean retirement of an Employee from the employ of Rouge Steel Company as described in the Rouge Steel Company Salaried Employee Retirement Plan.

     BB. "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission (or any successor regulation) as in effect with respect to the Company at a given time.

     CC. "Section 162(m) Relief" shall mean such exception as may be available pursuant to Section 162(m) of the Code from the limitation on tax deductibility provided for thereunder.

     DD. "Stock Appreciation Right" or "SAR" shall mean any Freestanding SAR or Tandem SAR.

     EE. "Tandem SAR" shall mean a right, granted under this Plan, pursuant to which a holder may elect to surrender an Option, or any portion thereof, which is then exercisable, and receive in exchange therefor shares of Common Stock, cash, or a combination thereof, as the case may be with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock at the time of exercise over the per share Exercise Price specified in such Option, multiplied by the number of shares of Common Stock covered by such Option, or portion thereof, which is so surrendered.

     FF. "Tax Withholding Date" shall mean the date the withholding tax obligation first arises with respect to an Award.

     SECTION 3. STOCK SUBJECT TO THE PLAN.

     Shares of Common Stock issuable as or pursuant to Awards granted under the Plan must be authorized and issued shares of Common Stock. Subject to adjustment as provided in Section 11, at any given time, the maximum number of shares of Common Stock which may be issued as Restricted Stock and made subject to future issuance in settlement of Performance Awards or pursuant to the exercise of Options or SARs hereunder shall be 500,000 shares, except that the following shall also be available hereunder: (i) shares as to which Options granted during the Granting Period have since expired, terminated, or been canceled for any reason other than exercise of such Options (or of related Tandem SARs); (ii) the excess (if any) of the number of shares subject to Tandem SARs both granted and exercised during the Granting Period over the number of shares issued or to be issued (or withheld or to be withheld for purposes of tax withholding) in connection with the exercise of such SARs; (iii) the excess (if any) of the number of Freestanding SARs both granted and exercises during the Granting Period over the number of shares issued or to be issued (or withheld or to be withheld for tax withholding purposes) in connection with the exercise of such SARs; (iv) the number of shares subject to Performance Share Awards both granted and forfeited during the Granting Period; (v) with respect to Performance Share Awards granted during the Granting Period which have been determined to have been earned, the excess (if any) of the number of shares so determined to have been earned over the number of shares issued or to be issued (or withheld or to be withheld for tax withholding purposes) in settlement of such Performance Share Awards; and (vi) to the extent permitted by Rule 16b-3, shares of Restricted Stock that are forfeited.

     In addition to the foregoing, in no event may the total number of shares covered by outstanding ISOs plus the number of shares issued in settlement of exercised ISOs, whenever granted, exceed 500,000 shares, and in no event may Freestanding SARs exercisable only for cash be granted at any time at which this Section would not permit the grant of Freestanding SARs which could be settled in shares. In no event may any Employee receive Options, SARs, Restricted Stock Awards, Performance Share Awards or any combination of each for more than 50,000 shares of Common Stock over the life of the Plan.

     SECTION 4. ADMINISTRATION.

     The Plan shall be administered by the Committee. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have all the powers vested in it by the terms of the Plan, including exclusive authority to grant Awards under the Plan, to select the employees to receive such Awards, to determine the type, size and terms of the Awards to be made to each Employee selected (which Awards need not be uniform), to determine the time when Awards will be granted (to the extent Section 162(m) Relief is sought, taking into account the provisions of Section 162(m) of the
Code), and to prescribe the form of the Agreements embodying Awards made under the Plan. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to make any other determinations which it believes necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect.

     All Committee determinations shall, unless otherwise determined by the Board, be final, conclusive and binding on the Company, any Employee, Beneficiary, Legal Representative, and any other interested parties. The Committee may authorize any one or more of their number, or any officer of the Company, to execute and deliver documents on behalf of the Committee.

     SECTION 5. ELIGIBILITY.

     All Employees are eligible for selection by the Committee to receive an Award, except Employees covered by a Collective Bargaining Agreement with the Company which does not provide for coverage under this Plan.

     SECTION 6. STOCK OPTIONS.

     A. Terms and Conditions.

          1. Type of Option. Each Option Agreement shall specify whether the pertinent Option is intended as a Nonqualified Stock Option or an Incentive Stock Option.

          2. Number of Shares Covered. Each Option Agreement shall specify the number of shares of Common Stock subject to the pertinent Option.

          3. Exercise Period.

             a. In General. Each Option Agreement shall specify the period (or periods) during which the pertinent Option (or portions thereof) may be exercised, and shall provide that the Option (or such portion) shall expire at the end of such period (or periods). Except as otherwise provided herein, any Option must be exercised during the period of the Employee's employment with Rouge Steel Company. No Option may be exercised later than ten (10) years from the date it is granted.

             b. Retirement. In the event of the Retirement of the Optionee, his/her Option shall be exercisable for a period of three (3) years after the date of Retirement (or, in the case of any ISO held by an Optionee who is not Disabled, three (3) months after such date), or during the remainder of the original term of the Option, whichever is shorter.

             c. Disability. In the event of the cessation of the Employee's employment by reason of Disability, the Option shall be exercisable for a period of three (3) years after the date of cessation of such employment (or, in the case of any ISO held by an Optionee who is Disabled, one (1) year after such date), or during the remainder of the original term of the Option, whichever period is shorter.

             d. Termination of Employment. In the event of the cessation of the Optionee's employment for any reason other than Retirement, Disability or death, the Option shall expire on the date of termination of employment from Rouge Steel Company, if not earlier expired in accordance with its terms.

             e. Death. In the event of the Optionee's death (whether during his or her employment with Rouge Steel Company or during any applicable post-termination exercise period), the Option shall be exercisable by the Beneficiary(ies) of the decedent for a period of one (1) year after the date of the Employee's death (or, in the case of ISOs, for a period of three (3) months after the Employee's death), or, if the decedent's death occurs subsequent to his or her Retirement, Disability or termination of employment for any other reason, during the period the decedent would have been permitted to exercise the Option (had he or she survived), if that period is shorter. Notwithstanding the foregoing, however, in no event may any Option be exercised after its original term.

             f. Extension or Reduction of Exercise Period. In the circumstances set forth in subsections "b" through "e" of this Section, the Committee may extend or reduce the length of the exercise period, but may not extend any such period beyond the original term of the Option (or, insofar as this paragraphs related to Freestanding SARs pursuant to
        Section 7, the SAR). Further, with respect to ISOs, as a condition of any such extension, the holder shall be required to deliver to the Company a release which provides that such holder holds the Company and Rouge Steel Company harmless with respect to any adverse tax consequences the holder may suffer by reason of any such extension.

          4. Exercise Price. The Exercise Price shall be determined by the Committee at the time any Option is granted and shall be set forth in the Option Agreement.

          5. Manner of Exercise. The specified number of shares with respect to which an Option is exercised will, subject to applicable tax withholding, be issued following receipt by the Company of (i) written notice of such exercise from the optionee (in such form as the Committee shall have specified in the Option Agreement or otherwise) of an Option delivered to the Corporate Secretary or Vice President, Employee Relations and Public Affairs of the Company, and (ii) payment to the Company, as provided herein, of the Exercise Price.

          6. Payment for Shares. The Exercise Price for the number of shares of Common Stock with respect to which an Option is exercised shall be paid in full when the Option is exercised. Unless otherwise provided in the Option Agreement, the Exercise Price may be paid, in whole or in part, in (i) cash, (ii) whole shares of Common Stock, valued at their then Fair Market Value, (iii) if permitted in the sole discretion of the Committee (taking into account, without limitation, Section 16 of the Exchange Act), through the withholding of shares issuable upon exercise of the Option valued at their then Fair Market Value, or (iv) by a combination of such methods of payment. The Company may enter into any arrangement permitted under applicable laws to facilitate the "cashless" exercise of any Option.

     B. Effect of Exercise of Option on Tandem SAR.

     Upon the exercise of an Option with respect to which a Tandem SAR has been granted, the number of shares of Common Stock with respect to which the SAR shall be exercisable shall be reduced by the number of shares with respect to which the Option has been exercised.

     SECTION 7. STOCK APPRECIATION RIGHTS.

     A. Terms and Conditions.

          1. Type of SAR. Each SAR Agreement shall specify whether it relates to a Tandem SAR or to Freestanding SARs.

          2. Number of Optioned Shares or Freestanding SARs. In the case of any Tandem SAR, the SAR Agreement shall specify the Option and the number of shares of Common Stock subject thereto to which the SAR relates. Any SAR Agreement relating to Freestanding SARs shall specify the number of such SARs to which it relates.

          3. Exercise Period. Each SAR Agreement shall specify the period during which the pertinent SAR(s) may be exercised and shall provide that the SAR(s) shall expire at the end of each period (or periods). For a Freestanding SAR, such expiration date shall be no later than ten (10) years from the date of grant thereof. For Tandem SARs, such expiration date(s) shall be no later than the date(s) of expiration of the related Option and a Tandem SAR shall be exercisable during its term only when and to the extent the related Option is exercisable. A Freestanding SAR shall be exercisable only during the period of the grantee's employment with Rouge Steel Company and for such post-termination exercise period as would apply under the provisions of Section 6(A)(3)(b)-(f) had the Freestanding SAR Award to the grantee instead been an Award of NQSOs.

          4. Manner of Exercise. A SAR granted under the Plan shall be exercised by the holder by delivery to the Corporate Secretary or Vice President, Employee Relations and Public Affairs of the Company of written notice of exercise in such form as the Company shall have specified in the SAR Agreement or otherwise.

          5. Payment to Holder. If the form of consideration to be received upon exercise of the SAR is not specified in the Agreement governing the SAR, upon the exercise thereof, the holder may request the form of consideration he or she wishes to receive in satisfaction of such SAR, which may be in shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR), or in cash, or partly in cash and partly in shares of Common Stock, as the holder shall request; provided, however, that the Committee, in its sole discretion (taking into account, without limitation, Section 16 of the Exchange Act), may consent to or disapprove any request of the Employee to receive cash in full or partial settlement of such SAR. Payment shall be subject to applicable tax withholding.

     B. Effect of Exercise of Tandem SAR on Related Option.

     Upon the exercise of a Tandem SAR, the number of shares covered by the related Option shall be reduced by the number of shares of Common Stock with respect to which such SAR is exercised.

     SECTION 8. RESTRICTED STOCK AWARDS.

     A. Terms and Conditions.

     The general terms and conditions of any Restricted Stock Award shall be set forth in the applicable Agreement. Such Agreement shall specify the number of shares of Common Stock subject to the Award, and the applicable Restriction Period or Periods. Any such Agreement may (or, to the extent Section 162(m) Relief is sought, shall) provide for forfeiture of shares covered thereby if specified Performance Measures are not attained during a Restriction Period and/or for termination of any Restriction Period upon attainment of Performance Measures, but in no event may any such Agreement permit termination of any Restriction Period earlier than three (3) years after the date of grant of the pertinent Award.

     B. Certificates Evidencing Ownership of Restricted Stock.

     During the Restriction Period, a certificate representing the Restricted Stock shall be registered in the recipient's name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Agreement.

     Such certificate, the Restricted Stock certificate, shall be deposited by the recipient with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock evidenced by the Restricted Stock certificate in the event it is forfeited. Upon the termination of an applicable Restriction Period, and subject to remittance of applicable withholding tax, a certificate or certificates evidencing ownership of the number of shares of Common Stock theretofore evidenced by the Restricted Stock certificate, free of restrictive legend (other than any relating to a right of first refusal of the Company or required by any applicable securities laws), shall be issued to the Employee, his or her Beneficiary(ies), or Legal Representative, promptly after the expiration of the Restriction period.

     C. Rights With Respect to Shares During Restriction Period.

     Subject to the terms and conditions of the Agreement governing a particular Restricted Stock Award, the Employee, as the owner of the Common Stock issued as Restricted Stock, shall have all rights of a shareholder, including, but not limited to, voting rights, the right to receive cash or stock dividends thereon, and the right to participate in any capital adjustment of the Company. The Committee may, at the time of grant and otherwise in its sole discretion, provide for the deferral of the payment of cash dividends otherwise payable until the expiration of the applicable Restriction Period. Any distributions with respect to shares of Restricted Stock other than in the form of cash shall be held by the Company, and shall be subject to the same restrictions as the shares with respect to which such distributions were made.

     D. Reduction of Length of Restriction Period.

     The Committee may, at any time, reduce the length of the Restriction Period with respect to any shares comprising a Restricted Stock Award; provided, however, that subject to the provisions of Section 13(J) hereof, in no event shall such Restriction Period be less than three (3) years from the date of grant of the Restricted Stock Award.

     E. Effect of Termination of Employment by Recipient During Restriction Period.

     In the event the employment with Rouge Steel Company of a recipient of a Restricted Stock Award shall terminate during the Restriction Period by reason of death or Disability, the restrictions with respect to the shares comprising such Award shall lapse, unless otherwise determined by the Committee.

     In the event the employment with Rouge Steel Company of a recipient of a Restricted Stock Award shall terminate during the Restriction Period by reason of the recipient's Retirement, or for any other reason other than death or Disability, the shares comprising the Award shall be forfeited by such Employee, unless otherwise determined by the Committee.

     SECTION 9. PERFORMANCE SHARE AWARDS.

     A. Terms and Conditions.

     The general terms and conditions of any Performance Share Award shall be set forth in the applicable Agreement. Such Agreement shall specify the number of Performance Shares subject to the Award, the Performance Period(s) and the Performance Measures applicable to the Award.

     B. Following the end of a Performance Period applicable to a granted Award, the Committee will determine the extent (if any) to which Performance Measures established for the Award were attained and, accordingly, the consideration (if any) to which the holder of the Award becomes entitled. The Committee may, in its sole discretion, determine that such holder will be entitled to less than the maximum permitted consideration pursuant to such Award; provided, that the Committee has reserved unto itself this flexibility at the time of grant. The Committee shall, where required for Section 162(m) Relief and Section 162(m) Relief is sought, certify in writing, prior to payment of the consideration, that the Performance Measures were in fact satisfied.

     C. Payment.

     The Committee shall determine, in its sole discretion (taking into account, without limitation, Section 16 of the Exchange Act), the manner of payment upon attainment of Performance Measures during a Performance Period, which may include (i) cash equal to the Fair Market Value (as of the end of the Performance Period) of the Performance Shares, (ii) delivery of the Performance Shares subject to the Performance Share Award, without restrictions, or subject to any restrictions the Committee may impose, or (iii) a combination of cash and Performance Shares. Payment to the recipient shall be subject to any applicable withholding tax.

     If, following the completion of a Performance Period, it is the determination of the Committee that Performance Shares be delivered to the Employee in the form of shares of Restricted Stock, the recipient must execute a Restricted Stock Agreement as a condition of the issuance of such shares in his or her name.

     D. Effect of Termination of Employment During Performance Period.

     An Employee must be employed by Rouge Steel Company at the end of a Performance Period to be entitled to settlement of the Performance Share Award for such Period; provided, however, that in the event of an Employee's termination of employment before the end of such Period, the Committee may, in its sole discretion, limit any forfeiture in any manner it deems appropriate, to the extent that, in its sole discretion, it determines doing so would be equitable or in the best interests of the Company.

     SECTION 10. WITHHOLDING TAXES.

     The Company will, if required by applicable law, cause to be withheld Federal, state and/or local taxes in connection with the exercise, vesting or settlement of an Award. Unless otherwise provided in the applicable Agreement, each Employee may satisfy any such tax withholding obligation by any of the following means, or by a combination of such means: (i) a cash payment; (ii) by delivery to the Company or Rouge Steel Company a number of shares of Common Stock having a Fair Market Value, as of the Tax Withholding Date, sufficient to satisfy the amount of the withholding tax obligation arising from an exercise, vesting or settlement of an Award; (iii) if permitted in the sole discretion of the Committee (taking into account, without limitation, Section 16 of the Exchange Act), by authorizing the withholding from the shares of Common Stock otherwise issuable to the Employee pursuant to the exercise or vesting of an Award, a number of shares having a Fair Market Value, as of the Tax Withholding Date, which will satisfy the amount of the withholding tax obligation; or (iv) by a combination of such methods of payment. If the amount requested is not paid, the Company may refuse to satisfy the Award.

     SECTION 11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     In the event of any change in the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, spin-away, liquidation or other similar change in capitalization, or any distribution to common stockholders other than cash dividends, the number or kind of shares that may be issued under the Plan pursuant to Section 3, and the number or kind of shares subject to any outstanding Award, shall be automatically adjusted, and the Committee shall be authorized to make such other equitable adjustment of any Award or shares issuable pursuant thereto, or in any Performance Measures related to any Award, so that the proportionate interest of the Employee shall be maintained as before the occurrence of such event. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

     SECTION 12. AMENDMENT AND TERMINATION.

     Subject to the following sentences of this Section 12, the Board or the Compensation Committee may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable; provided, that the Board or the Compensation Committee may not make any amendment in the Plan that would, if such amendment were not approved by the shareholders, cause the Plan to fail to comply with (A) Section 16 of the Exchange Act (or Rule 16b-3), (B) any other requirement of applicable law or regulation, or (C) the requirements for Section 162(m) Relief to the extent Section 162(m) Relief is sought, unless and until the approval of the shareholders is obtained. Under no circumstances, without shareholder approval, may the Plan be amended or modified to permit the exercise of an Option at less than the Exercise Price. The termination or any modification or amendment of the Plan shall not, without the consent of the Employee, adversely affect his or her rights under an Award previously granted, unless required by applicable law.

     SECTION 13. MISCELLANEOUS PROVISIONS.

     A. No Employee or other person shall have any claim or right to be granted an Award under the Plan.

     B. Except for ISOs and related Tandem SARs which shall not be transferrable other than by will or the laws of descent and distribution, (i) an Employee's Options or SARs may be transferred, in whole or in part, either directly or by operation of law or otherwise only to immediate family members of the Employee sharing the same household, a trust established for the benefit of the Employee or immediate family members of the Employee sharing the same household, or partnership in which the Employee and immediate family members sharing the same household are the only partners, and in any event only to the extent such transfer effects only a change in the form of beneficial ownership without changing an Employee's pecuniary interest in such Options or SARs under the Plan and is not the exercise (except in accordance with the terms of the Plan) or conversion of a derivative security, or deposit or withdrawal from a voting trust to the extent exempt pursuant to Rule 16a-13 of the Securities and Exchange Commission, as then in effect, or (ii) an Employee's rights and interests under the Plan or with respect to any Option, SAR or Performance Share Award may be transferred pursuant to a domestic relations order to the extent exempt pursuant to Rule 16a-12 of the Securities and Exchange Commission, as then in effect; provided further, however, an Employee's rights and interests under the Plan or with respect to Options, SARs, or Performance Share Awards shall not otherwise be assigned or transferred in whole or in part, either directly or by operation of law, or otherwise except in the event of Employee's death, by will or the laws of descent and distribution (including, without limitation, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner). An Option or SAR (and any right to satisfy tax withholding obligations, or to pay any portion of an Exercise Price, through withholding of shares otherwise issuable pursuant to the exercise or vesting of an Award) shall be exercisable, during an Employee's lifetime, only by such Employee, his or her Beneficiary or his or her Legal Representative. Grant of any Option, SAR or Performance Share Award shall not confer upon the grantee any rights of a shareholder with respect to any shares subject to such Award.

     C. The Plan, the grant, exercise, vesting and/or settlement of Awards thereunder, and the obligations of the Company to satisfy Awards shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required, and the Committee may impose any additional restrictions with respect to Awards in order to comply with any legal requirements applicable to Awards or to qualify for any exemption it may deem appropriate.

     D. The expenses of the Plan shall be borne by the Company.

     E. By accepting an Award under the Plan, each Employee and each Legal Representative or Beneficiary shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

     F. Nothing in the Plan, or in any Agreement entered into pursuant to the Plan, shall confer on an Employee any right to continue in the employ of the Company or Rouge Steel Company, or in any way affect the Company's or Rouge Steel Company's right to terminate the Employee's employment without prior notice at any time for any reason or for no reason.

     G. Participation in the Plan shall not affect an Employee's eligibility to participate in any other benefit or incentive plan of the Company or Rouge Steel Company. Awards under the Plan are not considered earnings for purposes of the Rouge Steel Company Savings Plan for Salaried Employees, the Rouge Steel Company Salaried Employee Retirement Plan, Rouge Steel Company insurance or other employee benefit programs.

     H. With respect to shares acquired upon the exercise of Options or Stock Appreciation Rights and with respect to shares acquired by an individual under a Restricted Stock Award, Performance Share Award, or otherwise under the Plan, the Company may reserve a "right of first refusal" to purchase any such shares at Fair Market Value from the holder thereof. If such right is reserved, the holder, prior to any disposition of such shares of Common Stock, shall be required to first notify the Corporate Secretary or Vice President, Employee Relations and Public Affairs of the Company or such other officer as may be designated by the Committee, in writing in such form as the Committee may prescribe, of his or her intention to dispose of any such shares, and the Company will advise the holder within five (5) days whether it intends to purchase such shares, for this purpose. Fair Market Value shall be determined as of the date next preceding the date that the Company notifies the holder of its intention to purchase such shares. The Committee will designate an officer to decide whether to accept or reject such right of first refusal. If the Company does not exercise its right to purchase the shares within such period, the holder may freely dispose of the shares following expiration of such period.

     I. A breach by the Employee, his or her Beneficiary(ies), or Legal Representative, of any restrictions, terms or conditions provided in the Plan, the Agreement, or otherwise established by the Committee with respect to any Award will, unless waived in whole or in part by the Committee, cause a forfeiture of such Award.

     J. Except to the extent preempted by Federal law, the provisions of this Plan shall be interpreted and construed in accordance with the internal laws of the State of Michigan.

     K. It is the intention that the Plan at all times fully satisfy the provisions and conditions of Rule 16b-3 applicable to a Plan of this type. Accordingly, anything herein to the contrary notwithstanding, to the extent that Rule 16b-3 at any given time would require that decisions concerning the selection of Employees who are or become subject to reporting requirements of
Section 16 of the Exchange Act ("Section 16 Reporting Persons") to be granted Awards hereunder, the timing, amounts, and other terms of such Awards, and the form of settlement of any such Awards be made only by the Committee, all such decisions by the Committee shall be final and conclusive and not subject to reversal or modification by the Board. Moreover, irrespective of any rights or discretionary power which a Section 16 Reporting Person holding a pertinent Award otherwise would possess hereunder or under the Agreement evidencing such Award concerning the timing of exercise of a SAR, the manner of paying the Exercise Price for an exercised Option, a request or election concerning the form of settlement of a SAR, or the manner of satisfying tax withholding objections arising with respect to any Award, the Section 16 Reporting Person shall be entitled to exercise such rights and discretion only at such times and manner and under such other conditions as at the time are contemplated by the applicable provisions of Rule 16b-3 and any attempt otherwise to exercise such rights or discretion shall be void and of no effect.

Date:                         , 1997      ROUGE INDUSTRIES, INC.
     ------------------------
                                          By:
                                            ------------------------------------
                                                William E. Hornberger
                                            Its:Vice President - Employee
                                                Relations
                                              and Public Affairs

PROXY                        ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROUGE INDUSTRIES,
                                      INC.

   Phyllis J. Holmes and Michael C. Tuomey and each of them, with full power of substitution, are hereby appointed the proxies of, and authorized to represent, the undersigned and to vote all of the shares of common stock of Rouge Industries, Inc. entitled to be voted by the undersigned as of March 11, 1998 as directed below and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders (the "Meeting") to be held at the Gate 2 Training Center, Rouge Steel Company, Dearborn, Michigan 48121, on Thursday, May 7, 1998 at 10:00 a.m. and at any adjournment thereof as if the undersigned were present and voting at the Meeting.

   Whether or not you expect to attend the Meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH
                      SHARES WILL BE VOTED FOR ALL ITEMS.

Item 1 -- Election of the following nominees for Class I Directors: Louis D. Camino and Peter J. Pestillo.

          [ ]  FOR all nominees                     [ ]  WITHHOLD AUTHORITY
               with exceptions listed                    FOR ALL NOMINEES

 Withhold for the following nominee(s) only (To withhold authority to vote for any nominee, write that nominee's name in the space below.)

Item 2 -- Approval of the Rouge Steel Company 1998 Stock Incentive Plan.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
Item 3 -- Ratification of appointment of Price Waterhouse LLP as independent public accountants for the year ending December 31, 1998.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

Please date and sign this proxy exactly as your name appears on the reverse side of this proxy and return it promptly in the postage-paid return envelope. When shares are held by joint tenants, both should sign. If a corporation, please sign the full corporate name by an authorized officer. If a partnership, please sign the partnership name by an authorized person.

The undersigned hereby acknowledge(s) receipt of Rouge Industries, Inc.'s Annual Report to Shareholders and of the notice of the Annual Meeting of Stockholders and Proxy Statement relating to the Meeting.

Date:                   , 1998
     -------------------           --------------------      -----------------
                                   Signature                 Signature

PLEASE MARK, SIGN AND DATE THIS PROXY PROMPTLY AND MAIL IT IN THE ENCLOSED ENVELOPE. TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED.